EXHIBIT 99.1

FROM:	Franklin Resources, Inc.
Investor Relations: Brian Sevilla (650) 312-4091
Media Relations: Matt Walsh (650) 312-2245
investors.franklinresources.com

FOR IMMEDIATE RELEASE

Franklin Resources, Inc. Announces Quarterly Dividend and
Addition to Stock Repurchase Program

San Mateo, CA, June 14, 2016 - Franklin Resources, Inc. (the “company”) [NYSE: BEN] announced a quarterly cash dividend in the amount of $0.18 per share payable on July 15, 2016 to stockholders of record holding shares of common stock at the close of business on June 30, 2016. The quarterly dividend of $0.18 per share is equivalent to the dividend paid for the prior quarter and represents a 20% increase over the quarterly dividend paid for the same quarter last year.

Furthermore, the company’s Board of Directors authorized the company to purchase, from time to time, up to an additional 50.0 million shares of its common stock in either open market or off-market transactions. The size and timing of these purchases will depend on price, market and business conditions and other factors. The stock repurchase program is not subject to an expiration date. The new board authorization is in addition to the existing authorization, of which approximately 12.6 million shares remained available for repurchase at May 31, 2016. The company repurchased approximately 24.6 million shares during the period October 1, 2015 to May 31, 2016. Shares repurchased under the program are retired.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management to retail, institutional and sovereign wealth clients in over 150 countries. Through specialized teams, the Company has expertise across all asset classes - including equity, fixed income, alternative and custom solutions. The Company’s more than 600 investment professionals are supported by its integrated, worldwide team of risk management professionals and global trading desk network. With offices in 35 countries, the California-based company has more than 65 years of investment experience and over $737 billion in assets under management as of May 31, 2016. For more information, please visit franklinresources.com.

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